EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER



                             DATED AS OF _____, 2002

                                     BETWEEN

                              LEVY ACQUISITION CO.,

                                       AND

                               ORIOLE HOMES CORP.

                                TABLE OF CONTENTS

ARTICLE I THE MERGER .........................................................   2
     1.1 The Merger ..........................................................   2
     1.2 Closing .............................................................   2
     1.3 Effective Time of the Merger ........................................   2
     1.4 Effects of the Merger ...............................................   3
     1.5 Articles of incorporation; Bylaws ...................................   3
     1.6 Directors; Officers .................................................   3

ARTICLE II CANCELLATION OF THE CAPITAL STOCK OF THE COMPANY AND
PAYMENT WITH RESPECT THERETO .................................................   3
     2.1 Effect on Capital Stock .............................................   3
     2.2 Delivery of Merger Consideration ....................................   4
     2.3 Stock Options with Respect to Company Common Stock ..................   6

ARTICLE III REPRESENTATIONS AND WARRANTIES ...................................   7
     3.1 Representations and Warranties of the Company .......................   7
     3.2 Representations and Warranties of Levy Acquisition Co. ..............  15

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS .........................  17
     4.1 Covenants of Company ................................................  17
     4.2 Covenants of Levy Acquisition Co. ...................................  20
     4.3 Competing Transactions ..............................................  21

ARTICLE V ADDITIONAL AGREEMENTS ..............................................  22
     5.1 Preparation of the Proxy Statement and Schedule 13E-3 ...............  22
     5.2 Stockholders' Meeting ...............................................  22
     5.3 Legal Conditions to Merger ..........................................  23
     5.4 Brokers or Finders ..................................................  23
     5.5 Indemnification .....................................................  23
     5.6 Shareholder Lists ...................................................  24
     5.7 Shareholder Litigation ..............................................  24
     5.8 Communication to Employees ..........................................  24

ARCTICLE VI CONDITIONS PRECEDENT .............................................  25
     6.1 Conditions to Each Party's Obligation To Effect the Merger ..........  25
     6.2 Conditions to Obligations of Levy Acquisition Co. ...................  25
     6.3 Conditions to Obligations of Company ................................  27

ARTICLE VII TERMINATION AND AMENDMENT ........................................  27
     7.1 Termination .........................................................  27
     7.2 Effect of Termination ...............................................  29
     7.3 Fees, Expenses and Other Payments ...................................  29
     7.4 Amendment ...........................................................  30

         7.5 Extension; Waiver .........................................................   30

ARTICLE VIII GENERAL PROVISIONS ........................................................   30
         8.1 Survival of Representations, Warranties and Agreements ....................   30
         8.2 Notices ...................................................................   30
         8.3 Certain Definitions .......................................................   31
         8.4 Interpretation ............................................................   32
         8.5 Counterparts ..............................................................   32
         8.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership .......   32
         8.7 Governing Law; Consent to Jurisdiction ....................................   33
         8.8 Severability; No Remedy in Certain Circumstances ..........................   33
         8.9 Publicity .................................................................   33
         8.10 Assignment ...............................................................   34
         8.11 Adjustment ...............................................................   34

EXHIBIT A Articles of Incorporation of Levy Acquisition Co. ............................  A-1

EXHIBIT B Bylaws of Levy Acquisition Co. ...............................................  B-1

                             INDEX OF DEFINED TERMS
                             ----------------------

Acquisition ..............................................................    1
Acquisition Group ........................................................    1
Affiliate ................................................................
Agreement ................................................................    1
Articles of Merger .......................................................    3
Balance Sheet ............................................................   10
Beneficial Ownership .....................................................   27
Beneficially Own .........................................................   27
Board ....................................................................    1
Certificates .............................................................    4
Closing ..................................................................    2
Closing Date .............................................................    2
Code .....................................................................    6
Company ..................................................................    1
Company Common Stock .....................................................    1
Company Disclosure Letter ................................................    7
Company SEC Documents ....................................................   10
Company Stock Options ....................................................    6
Company Stock Plans ......................................................    6
Competing Transaction ....................................................   17
Consents .................................................................   21
Effective Time ...........................................................    3
Expenses .................................................................   25
FBCA .....................................................................    1
Fairness Opinion .........................................................    9
GAAP .....................................................................   10
Governmental Entity ......................................................   10
Group ....................................................................   27
HSR Filings ..............................................................   10
Independent Advisor ......................................................    1
Independent Committee ....................................................    1
Levy Acquisition Co. .....................................................    1
Levy Acquisition Co. Disclosure Letter ...................................   13
Litigation ...............................................................   11
Material .................................................................    7
Material Adverse Effect ..................................................    7
Merger ...................................................................    1
Option Consideration .....................................................    6
Payment Agent ............................................................    4
Payment Fund .............................................................    4
Person ...................................................................   27
Requisite Regulatory Approvals ...........................................   21
Schedule 13E-3 ...........................................................   18


SEC .......................................................................   10
Securities Act ............................................................   10
Shares ....................................................................    1
Stockholders' Meeting .....................................................    9
Subsidiary ................................................................   28
Superior Proposal .........................................................   17
Surviving Corporation .....................................................    2
Violation .................................................................    9
Voting Debt ...............................................................    8
Year-End Financial Statements .............................................   10

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of ____, 2002, between Levy Acquisition Co., a Florida corporation ("Levy Acquisition Co.") and Oriole Homes Corp., a Florida corporation (the "Company").

                                    RECITALS

         WHEREAS, Levy Acquisition Co. together with its affiliates, including Richard D. Levy, Harry A. Levy and Mark A. Levy, are the beneficial owners of 1,119,519 shares of Class A Common Stock, par value $.10 per share, of the Company (the "Class A Stock"), which represents approximately 60.1% of the outstanding shares of Class A Stock (not including outstanding shares held by the Company in its treasury or by its Subsidiaries) and 693,299 shares of Class B Common Stock, par value $.10 per share, of the Company (the "Class B Stock"), which represents approximately 25.0% of the outstanding Class B Stock (not including outstanding shares held by the Company in its treasury or by its Subsidiaries); the Class A Stock and the Class B Stock are collectively referred to herein as the "Company Common Stock."

         WHEREAS, Levy Acquisition Co. has proposed that Levy Acquisition Co. acquire (the "Acquisition") all of the issued and outstanding shares of Company Common Stock (the "Shares") not beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act (as defined below)) by Levy Acquisition Co. or any other Affiliate (as hereinafter defined) of Levy Acquisition Co. (collectively, the "Acquisition Group").

         WHEREAS, in furtherance of the Acquisition, it is proposed that Levy Acquisition Co. shall be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), in accordance with the Florida Business Corporation Act (the "FBCA") and upon the terms and subject to the conditions set forth herein.

         WHEREAS, a special committee of the Board of Directors of the Company (the "Board"), consisting entirely of non-management directors of the Company who are not Affiliates (as defined below) of the Acquisition Group (the "Independent Committee"), was established for, among other purposes, the purpose of evaluating the Acquisition and making a recommendation to the Board with regard to the Acquisition.

         WHEREAS, the Independent Committee has received the opinion of vFinance, Inc. (the "Independent Advisor") an independent financial advisor to the Independent Committee, which was selected by it, that, as of the date hereof, the consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view.

         WHEREAS, the Independent Committee, has, after consultation with the Independent Advisor and independent legal counsel selected by the Independent Committee, and in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares; (ii) approved, and declared the advisability of, this Agreement and (iii) determined to recommend that the Board and the stockholders of the Company vote to adopt this Agreement.

         WHEREAS, the Board, based on the unanimous recommendation and approval of the Independent Committee, has, after consultation with Edwards & Angell, LLP, as counsel for the Company, in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares;
(ii) approved, and declared the advisability of, this Agreement and (iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement.

         WHEREAS, the board of directors of Levy Acquisition Co. has approved this Agreement, and the shareholders of Levy Acquisition Co. have adopted this Agreement.

         WHEREAS, the Company and Levy Acquisition Co. desire to make certain representations, warranties, covenants and agreements in connection with the merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, Levy Acquisition Co. shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Levy Acquisition Co. shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue under the name "Oriole Homes Corp."

         1.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place on January 15, 2003, or as promptly thereafter as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at 10:00 a.m., Miami, Florida time, at the offices of Adorno & Yoss, P.A., 2601 S. Bayshore Drive, Suite 1600, Miami, Florida 33133, unless another date (in no event prior to January 15, 2003), time or place is agreed to in writing by the parties hereto.

         1.3 Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Surviving Corporation shall file Articles of Merger conforming to the requirements of Subchapter XI of the FBCA (the "Articles of Merger") with the Secretary of State of the State of Florida and make all other filings or recordings required by the FBCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of State of the

State of Florida, or such other time thereafter as is provided in the Articles of Merger in accordance with the FBCA (the "Effective Time").

         1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the FBCA.

         1.5 Articles of Incorporation; Bylaws. (a) The articles of incorporation of Levy Acquisition Co. which is attached as Exhibit A hereto, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I of the articles of incorporation of the Surviving Corporation shall be amended by the Articles of Merger to read as follows: "The name of the corporation is: Oriole Homes Corp."

             (b) The bylaws of Levy Acquisition Co. which are attached as Exhibit B hereto shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         1.6 Directors; Officers. (a) The directors of Levy Acquisition Co. at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

             (b) The officers of Levy Acquisition Co. at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

    CANCELLATION OF THE CAPITAL STOCK OF THE COMPANY AND PAYMENT WITH RESPECT
                                    THERETO

         2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of the holder thereof:

         (a) except as set forth in Sections 2.1(b) and (c), each Share issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash, without interest, equal to $4.90 (the "Merger Consideration") in the manner provided in Section 2.2 hereof;

         (b) each share of Company Common Stock issued and held in the Company's treasury or held by any Subsidiary of the Company immediately prior to the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor;

         (c) each share of Company Common Stock held by any member of the Acquisition Group immediately prior to the Effective Time shall be cancelled and retired; and

         (d) each share of common stock, par value $.01 per share, of Levy Acquisition Co. ("Levy Acquisition Co. Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         2.2 Delivery of Merger Consideration.

         (a) Payment Agent. As of the Effective Time, Levy Acquisition Co. shall deposit, or shall cause to be deposited, with a national bank, a state bank with its principal office in Florida or a trust company designated by Levy Acquisition Co. (the "Payment Agent"), for the benefit of the holders of Shares, for payment in accordance with this Article II through the Payment Agent, the Merger Consideration to be paid in respect of all Shares (such funds deposited with the Payment Agent, the "Payment Fund").

         (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), the following documents: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Levy Acquisition Co. may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment with respect thereto. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event that a holder has lost or misplaced a Certificate, an affidavit of loss thereof (together with an appropriate indemnity and/or bond if Levy Acquisition Co. so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to the Company's transfer agent and the Payment Agent shall accompany such letter of transmittal in lieu of the applicable Certificate. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect thereto as contemplated by this Section 2.2. No interest shall accrue or be paid to any beneficial owner of Shares or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate.

         (c) No Further Ownership Rights in the Shares. The Merger Consideration paid with respect to the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

         (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration. Upon termination of the Payment Fund pursuant to this Section 2.2(d) and upon delivery to the Surviving Corporation of the balance thereof, the Surviving Corporation shall have the right to invest any such amount delivered to it in its sole discretion.

         (e) No Liability. If any Certificates shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any cash or other property payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Levy Acquisition Co. or the Payment Agent shall be liable to any holder of a Certificate or the shares represented thereby for any Merger Consideration delivered in respect of such Certificate or the shares represented thereby to a public official pursuant to any abandoned property, escheat or other similar law.

         (f) Investment of Payment Fund. The Payment Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation. The Surviving Corporation shall replace any net losses incurred by the Payment Fund as a result of investments made pursuant to this
Section 2.2(f).

         (g) Withholding Rights. Levy Acquisition Co. or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Shares represented thereby such amounts (if any) as Levy Acquisition Co. or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Levy Acquisition Co. or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Levy Acquisition Co. or the Payment Agent.

         2.3 Stock Options with Respect to Company Common Stock. (a) The Company shall take all actions necessary pursuant to the terms and provisions of any outstanding options to acquire shares of Company Common Stock, to cause the following: (i) all outstanding options to acquire shares of Company Common Stock granted under the 1994 and 1998 Stock Option Plans (the "Company Stock Plans") or otherwise (the "Company Stock Options") shall be exercisable in full immediately prior to the Effective Time, and (ii) all Company Stock Options that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time. The Company shall give written notice to the holders of all Company Stock Options of the foregoing, which written notice shall include an offer to pay such holder at the Effective Time, in exchange for the cancellation of such holder's Company Stock Options at the Effective Time, an amount in cash determined by multiplying (A) the excess, if any of the Merger Consideration over the applicable exercise price per share of the Company Stock Option by (B) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (such amount, the "Option Consideration"), and each such Company Stock Option shall thereafter be canceled. All actions required to be taken pursuant to this Section 2.3(a) with respect to Company Stock Options has been, or prior to the Effective Time will be, taken by the Company. Notwithstanding the foregoing no Option Consideration shall be paid with respect to Company Stock Options beneficially owned by the Acquisition Group.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of Company Stock Options a check payable to such holder in an amount equal to the Option Consideration payable with respect to all Company Stock Options held by such holder.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of the Company. The Company represents and warrants to Levy Acquisition Co. that, except as specifically disclosed in the letter dated the date hereof and delivered by the Company to Levy Acquisition Co. simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Letter"):

         (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or prospects of such entity and its Subsidiaries taken as a whole, and (ii) the term "Material Adverse Effect" means, with respect to the Company, any change, event or effect shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred would or would reasonably be expected to (a) be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole,
(b) prevent or materially delay the consummation of the Merger; provided, however, that (i) any adverse effect (economic or otherwise) that is caused by conditions affecting the economy or security markets generally shall not be taken into account in determining whether there has been a Material Adverse Effect, but this exception is not applicable to any such adverse effect that is caused by condition(s) affecting the industry in which the Company competes or economies in any locations where the Company owns material assets, including real property, or has material operations or sales or customers; and (ii) any direct, adverse effect that results solely from the public announcement of the transactions contemplated by this Agreement shall not be taken into account in determining whether there has been a Material Adverse Effect.

         The Company has made available to Levy Acquisition Co. true and complete copies of its articles of incorporation and bylaws and the articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as amended to date. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary of the Company is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

         (b) Subsidiaries. The Company owns, directly or indirectly, all of the outstanding capital stock or other equity interests in each of its Subsidiaries free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. Other than the capital stock or other interests held by the Company in such Subsidiaries, neither the Company nor any such Subsidiary owns any direct or indirect equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock in each of its corporate Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable securities laws and regulations. There are no irrevocable proxies or similar obligations with respect to such capital stock of such Subsidiaries and no equity securities or other interests of any of its Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or any other equity interest of any such Subsidiary, and there are no agreements, contracts, commitments, understandings or arrangements by which any such Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or other equity interests.

         (c) Capital Structure. (i) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of the date hereof,
(A) 1,863,149 shares of Class A Stock were outstanding, (B) 2,772,375 shares of Class B Stock were outstanding, (C) 29,995 Company Stock Options were outstanding pursuant to the Company Stock Plan, each such option entitling the holder thereof to purchase one share of Company Common Stock, (D) 420,000 shares of Company Common Stock are authorized and reserved for issuance upon the exercise of outstanding Company Stock Options, and (E) no shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries. The Company Disclosure Letter sets forth a true and complete list of the outstanding Company Stock Options, including the exercise prices and vesting schedules therefor.

             (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company are issued or outstanding.

             (iii) All outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities laws and regulations. All shares of Company Common Stock subject to issuance upon the exercise of Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable securities laws and regulations.

             (iv) Except for this Agreement and the Company Stock Plan, there are no options, warrants, calls, rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, or other rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

         (d) Authority. (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than such approval by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The affirmative vote of a majority of the outstanding shares of Class A Stock entitled to vote thereon and of a majority of the outstanding shares of Class B Stock entitled to vote thereon, each voting as a separate class (the "Company Shareholder Approval"), at a duly called and held meeting of stockholders (the "Stockholders' Meeting") is the only vote of the Company's stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement. The Independent Committee has been duly authorized and constituted and the Board, based on the approval and recommendation of the Independent Committee at a meeting duly called and held, has (A) determined that (x) the Merger Consideration is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares, (B) approved and declared the advisability of this Agreement in accordance with the provisions of the FBCA. The Independent Committee has received the written opinion (the "Fairness Opinion") of the Independent Advisor to the effect that, as of the date hereof, the Merger Consideration to be paid to holders of Shares is fair to such holders from a financial point of view, and, as of the date hereof, such Fairness Opinion has not been withdrawn.

             (ii) Subject to compliance with the applicable requirements of the Exchange Act and the filing of the Articles of Merger as contemplated by Section 1.3, the execution and delivery of this Agreement and the Articles of Merger, the consummation of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof will not breach, constitute an ultra vires act under, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such breach, ultra vires act, violation, default, right of termination, cancellation, acceleration loss or creation, a "Violation") pursuant to, (x) any provision of the articles of incorporation or bylaws of the Company or the governing instruments of any Subsidiary of the Company or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Company Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets except Violations under clause (y) which would not have a Material Adverse Effect on the Company.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement and the Articles of Merger by the Company, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof, the failure to obtain which would have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger (2) a Transaction Statement on Schedule 13E-3 (as hereinafter defined) and (3) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Articles of Merger as contemplated by Section 1.1 and appropriate documents with the relevant authorities of states in which the Company is qualified to do business, and (C) filings pursuant to the rules of the American Stock Exchange.

         (e) SEC Documents. The Company has made available to Levy Acquisition Co. a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1997 (as such documents have since the time of their filing been amended, the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Company Disclosure Letter, the consolidated financial statements of the Company included in the Company SEC Documents (including, without limitation, the audited balance sheet and related statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2001, as audited by Grant Thornton, LLP (such balance sheet is referred to hereinafter as the "Balance Sheet" and the Balance Sheet and related statements are referred to hereinafter as the "Year-End Financial Statements"), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended in accordance with GAAP. As of December 31, 2001, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) and which were not reflected on the Balance Sheet. Since December 31, 2001, except as and to the extent set forth in the Company SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on the Company. All agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

         (f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 (other than information concerning Levy Acquisition Co. provided in writing by Levy Acquisition Co. or their counsel specifically for inclusion or incorporation by reference therein) will, at the date of mailing to stockholders of the Company and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and Schedule

13E-3 (except for information concerning Levy Acquisition Co. provided in writing by Levy Acquisition Co. or their counsel specifically for inclusion or incorporation by reference therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         (g) Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company Disclosure Letter or in the Company SEC Documents, since December 31, 2001, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         (h) Compliance with Applicable Laws. The Company and its Subsidiaries have been operating at all times in compliance with all applicable laws and regulations, and are not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of its Subsidiaries is a party or by which any of their property or assets is bound, except where any such noncompliance, conflicts, defaults or violations would not have a Material Adverse Effect on the Company. As of the date hereof, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company's best knowledge, threatened.

         (i) Environmental. Except for any matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries is and at all times has been in compliance with all applicable laws relating to Environmental Matters; (ii) the Company and each of its Subsidiaries has obtained, and is in compliance with, all permits, licenses or approvals required by applicable laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances, including, without limitation, hazardous substances and wastes, used or produced by or otherwise relating to the operations of any of them; and (iii) there are no past or present events, conditions, activities or practices that would prevent compliance or continued compliance with any law or give rise to any Environmental Liability. There are no claims either by any Governmental Entity or any third party pending, or to the Company's knowledge, threatened, against the Company or any of its Subsidiaries arising from any Environmental Matter.

         As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including, without limitation, matters relating to food preparation and handling, emissions, discharges, releases, exposures or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, polychlorinated byphenols, biohazards and all toxic agents of whatever type or nature into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, biohazards and all toxic agents of whatever type or nature. "Environmental Liability" means any liability or obligation arising under any law or under any other theory of law or equity (including, without limitation, any liability for personal injury, property damage or remediation) arising from or relating to any Environmental Matters.

         (j) Litigation. Except as set forth in the Company SEC Documents, there are no material claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations ("Litigation") pending against the Company or any of its Subsidiaries, or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, before or by any Federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity. There are no existing or, to the best knowledge of the Company, threatened material orders, judgments or decrees of any court or other Governmental Entity which specifically apply to the Company, any of its Subsidiaries or any of their respective properties or assets.

         (k) Taxes. (i) Each Tax Entity has timely filed all Tax Returns required to be filed by any of them (subject to permitted extensions). All such Tax Returns were true, correct and complete when filed, except for such instances which individually or in the aggregate could not have a Material Adverse Effect on the Company. All Taxes of each Tax Entity which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Documents in accordance with GAAP. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Material Adverse Effect on the Company. Each Tax Entity has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except for such Taxes which individually or in the aggregate could not have a Material Adverse Effect on the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against any Tax Entity that are not adequately reserved for, no audit of any Tax Return of any Tax Entity is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted to any Tax Entity and is currently in effect. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (c) "Tax Entity" means the Company, each of the Company's Subsidiaries, and each consolidated, combined, unitary or similar group of which the

Company or any of its Subsidiaries is now, or within the preceding eight (8) years has been, a member.

             (ii)  No Tax Entity has executed any closing agreement pursuant to
Section 7121 of the Code of any predecessor provisions thereof, or any similar provision of foreign, state or local law, or has any ruling request pending with any tax authority. There are no tax certiorari proceedings currently pending, tax abatements currently in effect or proposed materially increased tax assessments of which any Tax Entity has been notified or has knowledge in the contest of such Tax Entity's real estate assets. No assets of any Tax Entity constitutes tax-exempt financed property or tax-exempt use property within the meaning of Section 168 of the Code, and no assets of any Tax Entity are subject to a lease, safe-harbor lease, or other arrangement as a result of which any Tax Entity is not treated as the owner for federal income tax purposes. No Tax Entity has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code). No Tax Entity
(i) is required or has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of foreign, state or local law by reason of a change in accounting method initiated by it or any other relevant party, (ii) has knowledge that any tax authority has proposed any such adjustment or change in accounting method, and/or (iii) has an application pending with any tax authority requesting permission for any changes in accounting methods that relate to the business or assets of any Tax Entity. No Tax Entity is a party to any contract, agreement, plan or arrangement covering any periods that, individually or collectively, could give rise to any amount not being deductible by reason of Section 280G of the Code. The Company and each of its Subsidiaries are not, have not been within the preceding eight (8) years, own no interest in, and have never owned an interest in, "S corporations" within the meaning of
Section 1361(a)(1) of the Code, "qualified subchapter S Subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code, "person holding companies" within the meaning of Section 542 of the Code, "controlled foreign corporations" within the meaning of Section 957 of the Code, "foreign personal holding companies" within the meaning of Section 52 of the Code, "passive foreign investment companies" within the meaning of Section 1296 of the Code, "foreign investment companies" within the meaning of Section 1246 of the Code, an "FSC" within the meaning of Section 922 of the Code, or a "DISC" or "Former DISC" within the meaning of Section 92 of the Code. No Tax Entity has made, been party to, or been the subject of, any elections under Sections 108, 168, 338, 441, 472,1017, 1033 or 4977 of the Code. No Tax Entity has entered into any transfer pricing agreements with any tax authority. No assets of any Tax Entity are held in an arrangement for which partnership Tax Returns are being filed or are required to be filed. No Tax Entity has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. None of Parent or any of its Subsidiaries will be required to withhold tax under Section 1445 of the Code with respect to any consideration paid pursuant to this Agreement.

         (l) Employee Benefit Plans. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its subsidiaries (the "Company Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries which are not disclosed in the Company SEC Documents and which exceed $50,000 per annum are set forth in the Company Disclosure Letter. True and complete copies of the Company Benefit Plans have been made available to Parent. To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or is obligated to contribute to or has maintained or contributed or been obligated to contribute to in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code or a "multi-employer plan" within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code. No Company Benefit Plan nor the Company nor any Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of the Company, engaged in any transaction that would reasonably be expected to result in any such liability or penalty. Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. There is no pending or, to the knowledge of the Company, anticipated, Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made as of the date hereof to the company Benefit Plans have been made or provided for. Except as described in the Company SEC Documents or as required by law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. No Company Benefit Plan is under investigation or audit by either the United States Department of Labor or the Internal Revenue Service. Except as provided of in this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No payment or benefit which will or may be made by the Company, any of its Subsidiaries or Parent with respect to any employee of the Company or any of its Subsidiaries will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         For the purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, as required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of

Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         (m) Sections 607.0901 and 607.0902 of the FBCA and the Articles of Incorporation. The Board and the Independent Committee has approved the Merger and this Agreement, and such approval is sufficient to comply with or render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Sections 607.0901 and 607.0902 of the FBCA and the articles of incorporation of the Company. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement. No provision of the articles of incorporation, bylaws and/or other governing instruments of the Company or any of its Subsidiaries would restrict or impair the ability of Levy Acquisition Co. to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any of its Subsidiaries that may be acquired or controlled by Levy Acquisition Co.

         (n) Opinion of Financial Advisor. The Independent Committee and the Board of Directors has received the opinion of the Independent Advisor dated __________, 2002, in form and content acceptable to the Independent Committee to the effect that, as of such date, the consideration to be received by the holders of the Shares pursuant to this Agreement is fair to holders of the Shares from a financial point of view, a signed copy of which opinion has been delivered to Levy Acquisition Co.

         3.2 Representations and Warranties of Levy Acquisition Co Levy Acquisition Co. represents and warrants to the Company as follows:

         (a) Organization, Standing and Power. Levy Acquisition Co. is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Levy Acquisition Co.

         (b) Authority. (i) Levy Acquisition Co. has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Levy Acquisition Co. This Agreement has been duly executed and delivered by Levy Acquisition Co. and constitutes a valid and binding obligation of Levy Acquisition Co., enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

             (ii) Subject to compliance with the applicable requirements of the Exchange Act and the filing of the Articles of Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to (x) any provision of the articles of incorporation or bylaws of Levy Acquisition Co. or the governing instruments of any Subsidiary of Levy Acquisition Co. or (y) except as disclosed in the letter dated the date hereof and delivered by Levy Acquisition Co. to the Company simultaneously with the execution and delivery of this Agreement (the "Levy Acquisition Co. Disclosure Letter") and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Levy Acquisition Co. Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Levy Acquisition Co., or any Subsidiary of Levy Acquisition Co. or their respective properties or assets except Violations under clause (y) above which do not or would not have a Material Adverse Effect on Levy Acquisition Co..

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Levy Acquisition Co. or any Subsidiary of Levy Acquisition Co. in connection with the execution and delivery of this Agreement by Levy Acquisition Co., the consummation by Levy Acquisition Co. of the transactions contemplated hereby, and compliance by Levy Acquisition Co. with any of the provisions hereof, the failure to obtain which would have a Material Adverse Effect on Levy Acquisition Co. except for (A) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the filing of the Schedule 13E-3, and (B) the filing of the Articles of Merger as contemplated by Section 1.3 and appropriate documents with the relevant authorities of states in which Levy Acquisition Co. is qualified to do business.

         (c) Ownership of Company Common Stock. The persons listed on the Joinder hereto (the "Levy Stockholders") are collectively the beneficial owners of 1,119,519 shares of Class A Stock and 693,299 shares of Class B Stock (the "Levy Shares"). The Levy Stockholders will, at or prior to the earlier of Closing or a breach of this Agreement by Levy Acquisition Co., transfer the Levy Shares to Levy Acquisition Co. The Levy Shares are duly and validly issued and authorized, fully paid and non-assessable.

         (d) Information Supplied. None of the information concerning Levy Acquisition Co. provided by or on behalf of Levy Acquisition Co. specifically for inclusion or incorporation by reference in the Proxy Statement or the
Schedule 13E-3 will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (e) Interim Operations of Levy Acquisition Co. Levy Acquisition Co. was incorporated on _________, 2002 has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Levy Acquisition Co. shall otherwise consent in writing):

         (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and preserve their relationships with employees, officers, customers, suppliers and others having business dealings with them. The Company and its Subsidiaries shall maintain in force all insurance policies and Consents (as defined in Section 6.1) with respect to the Company and its Subsidiaries and shall maintain all assets and properties of the Company and its Subsidiaries in customary repair, order and condition, reasonable wear and tear excepted. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business or
(ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the Company Disclosure Letter. The Company and its Subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not have a Material Adverse Effect on the Company.

         (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends payable by a Subsidiary of the Company to the Company or one of its Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

         (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock pursuant to exercises of Company Stock Options or Company Common Stock awards to directors listed in the Company Disclosure Letter.

         (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its Subsidiaries to amend, their respective certificates of incorporation, bylaws or other governing instruments.

         (e) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) other than in the ordinary course of business, otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to the Company.

         (f) No Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except as disclosed in the Company Disclosure Letter and for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

         (g) Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of the Company or any of its Subsidiaries or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, (y) indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company or (z) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person.

         (h) Other Actions. The Company shall not, nor shall it permit any of its Subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d) and the Company shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory

Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to Levy Acquisition Co., and the Company shall use its best efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

         (i) Advice of Changes; Government Filings. The Company shall confer on a regular basis with Levy Acquisition Co., report on operational matters and promptly advise Levy Acquisition Co., orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by the Company with the SEC between the date of this Agreement and the Effective Time and shall deliver to Levy Acquisition Co. copies of all such reports promptly after the same are filed. The Company shall cooperate with Levy Acquisition Co. in determining whether any filings are required to be made with, or consents required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents and, subject to Levy Acquisition Co.'s approval, paying any such fees or expenses. The Company shall promptly provide Levy Acquisition Co. with copies of all other filings made by the Company with any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby.

         (j) Accounting Methods. The Company shall not change its methods of accounting in effect at January 1, 2002, except as required by changes in GAAP as concurred in by the Company's independent auditors.

         (k) Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Levy Acquisition Co. except as set forth in the Company Disclosure Letter, (i) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries, on the one hand, and one or more of its or their directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of the Company or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

         (l) Tax Elections. Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, the Company shall not make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect.

         4.2 Covenants of Levy Acquisition Co. Except as expressly contemplated by this Agreement, after the date hereof and prior to the Effective Time, without the prior written consent of the Company (upon the recommendation of the Independent Committee):

         (a) Other Actions. Levy Acquisition Co. shall not, nor shall it permit any of its Subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d).

         (b) Government Filings. Levy Acquisition Co. shall cooperate with the Company in determining whether any filings are required to be made with, or consents required to be obtained from, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents. The Levy Acquisition Co. shall promptly provide the Company with copies of all other filings made by the Levy Acquisition Co. with any state or Federal Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby.

         4.3 Competing Transactions. Nothing contained in this Agreement shall prohibit the Company (upon the recommendation of the Independent Committee) from, prior to the date of the Stockholder's Meeting (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to the Company with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, if, (A) the failure to take such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to the Company's stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company
(x) provides reasonable notice to Levy Acquisition Co. to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (y) receives from such person a fully executed confidentiality agreement, (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.2, or recommending an unsolicited, bona fide proposal with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, following the receipt of such a proposal, if the failure to take such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to the Company's stockholders under applicable law. As used in this Agreement, "Competing

Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of the total assets of the Company and its Subsidiaries, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person or group having acquired Beneficial Ownership of 15% or more or such person or group having increased its Beneficial Ownership beyond 15% of the outstanding shares of capital stock of the Company; provided, however, that this clause shall not apply to the "Loeb Group" consisting of Andrew J. McLaughlin, Jr., McLauglin Family Fund, Thomas L. Kempner, Irwin D. Rowe, Andrew J. McLaughlin, Jr. as Trustees for Loeb Rhodes Hornblower Profit Sharing Trading for Account of Andrew J. McLaughlin, Jr., Robert Grubin, Gideon J. King, Loeb Arbitrage Management, Inc., Loeb Arbitrage Fund, and Loeb Partners Corporation; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and the assumption of the liabilities and obligations of the Company to be followed by a pro rata distribution of the sale proceeds to stockholders of the Company, that (i) provides holders of Company Common Stock with per share consideration that the Independent Committee determines in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by holders of Company Common Stock in the Merger, (ii) is determined by the Independent Committee in its good faith judgment, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal and the expected timing to complete the proposal),
(iii) does not, in the definitive agreement, contain any "due diligence" conditions, and (iv) has not been obtained by or on behalf of the Company in violation of this Section 4.3.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Preparation of the Proxy Statement and Schedule 13E-3. (a) The Company shall as promptly as practicable prepare and file a proxy or information statement relating to the Stockholders' Meeting (together with all amendments, supplements and exhibits thereto, the "Proxy Statement") with the SEC and will use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practical time. The Company shall use its best efforts to obtain from the Financial Advisor an opinion (that shall not at the time of mailing of the Proxy Statement to the stockholders of the Company be subject to adverse comment by the SEC) as to the fairness of the transactions contemplated hereby and to cause the same to be reproduced and furnished to its stockholders in connection with the Proxy Statement. The Company will notify Levy Acquisition Co. promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Levy Acquisition Co. with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Levy Acquisition Co. reasonably objects. The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board described in Section 5.2, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

         (b) The Company and Levy Acquisition Co. shall together prepare and file a Transaction Statement on Schedule 13E-3 (together with all amendments and exhibits thereto, the "Schedule 13E-3") under the Exchange Act. Levy Acquisition Co. shall furnish all information concerning it, its affiliates and the holders of its capital stock required to be included in the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the SEC with respect to the Schedule 13E-3.

         5.2 Stockholders' Meeting. The Company shall call the Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company will, through its Board and the Independent Committee, recommend to its stockholders approval of such matters, unless the taking of such action would be inconsistent with the Board's and the Independent Committee's fiduciary duties to stockholders under applicable laws. The Company shall, at the direction of Levy Acquisition Co., solicit from Company stockholders entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the judgment of Levy Acquisition Co., helpful to secure the vote or consent of such holders required by the FBCA or this Agreement to effect the Merger. The Company shall coordinate and cooperate with Levy Acquisition Co. with respect to the timing of such meeting.

         5.3 Legal Conditions to Merger. Each of the Company and Levy Acquisition Co. shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the approval of stockholders of the Company described in Section 6.1 (a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and of any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in such party's reasonable opinion, (x) to be materially burdensome to such party and its Subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render uneconomic the consummation of the Merger or (y) in the case of the Company, to result in the imposition of a condition or restriction on the Company, the Surviving Corporation or any of their respective Subsidiaries of the type referred to in Section 6.2(d). Each of the Company and Levy Acquisition Co. will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

         5.4 Brokers or Finders. Except as disclosed to the other party in writing prior to the date hereof, each of Levy Acquisition Co. and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Independent Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been delivered by the Company to Levy Acquisition Co. prior to the date of this Agreement), and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliates.

         5.5 Indemnification. (a) As of the Effective Time, the articles of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the articles of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Levy Acquisition Co. and the Company agree that the directors, officers and employees of the Company covered thereby are intended to be third party beneficiaries under this Section 5.5 and shall have the right to enforce the obligations of the Surviving Corporation and the Levy Acquisition Co..

         (b) In addition to the indemnification provisions set forth in the articles of incorporation of the Surviving Corporation as described in subsection (a) above, Levy Acquisition Co. shall indemnify and hold harmless the individuals who at any time from the date hereof to the Effective Time were members of the Board of Directors of the Company (collectively, the "Indemnified Parties") from and against any and all claims, losses, liabilities and damages, including, without limitation, amounts paid in settlement, costs of investigation and fees and disbursements of counsel (whether at the pre-trial, trial or appellate levels), arising out of or resulting from any action brought against an Indemnified Party by a third party

(including a security holder of the Company) in their capacity as a member of the Board of Directors of the Company for any of the following:

             (i) any breach of duty, neglect, error, misstatement, misleading statement, omission or act by such Indemnified Party in their respective capacities, or any matter claimed against such Indemnified Party solely by reason of their status as directors of the Company; or

             (ii) an alleged violation of any law, regulation or rule, whether statutory or common law, which arises out of, is based upon or is attributable to, in party or in whole, the purchase or sale, or offer or solicitation of an offer to purchase or sell, any securities of the Company.

         5.6 Shareholder Lists. The Company shall promptly upon request of Levy Acquisition Co., or shall cause its transfer agent to promptly, furnish Levy Acquisition Co. with mailing labels containing the names and addresses of all record holders of Company Common Stock and with security position listings of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Company Common Stock. The Company shall furnish Levy Acquisition Co. with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Levy Acquisition Co. or its agents may reasonably request.

         5.7 Shareholder Litigation. The Company shall give Levy Acquisition Co. the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Company's and Levy Acquisition Co.'s consent, which shall not be unreasonably withheld.

         5.8 Communication to Employees. The Company and Levy Acquisition Co. will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement. Upon reasonable notice, the Company shall provide Levy Acquisition Co. access to the Company's and its Subsidiaries' employees and facilities.

         5.9 Vote of Levy Acquisition Co.. Levy Acquisition Co. and the Levy Stockholders shall vote all of their respective shares of Company Common Stock at the Stockholders' Meeting in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Company Shareholder Approval shall have been obtained.

         (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations or early terminations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

         (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

         6.2 Conditions to Obligations of Levy Acquisition Co. The obligations of Levy Acquisition Co. to effect the Merger are subject to the satisfaction of the following conditions unless waived by Levy Acquisition Co.:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifications contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and
(ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

         (b) Performance of Obligations of Company. The Company shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Levy Acquisition Co. shall have received a certificate signed on behalf of the Company by the President and Chief Executive Officer of the Company and by the Chief Financial Officer of the Company to such effect.

         (c) Consents Under Agreements. The Company shall have obtained the consent or approval of, except for those consents or approvals for which failure to obtain such consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

         (d) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Levy Acquisition Co., the Surviving Corporation or their respective Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render uneconomic the consummation of the Merger, or which would require Levy Acquisition Co. or any of its Subsidiaries to dispose of any asset which is material to Levy Acquisition Co. prior to the Effective Time.

         (e) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

         (f) Legal Opinion of Counsel to the Company. The Company shall have delivered to Levy Acquisition Co. the opinion of Edwards & Angell, LLP, as counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to Levy Acquisition Co. and its counsel.

         (g) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Levy Acquisition Co., and Levy Acquisition Co. shall have received copies of all such documents and other evidences as Levy Acquisition Co. may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         (h) No Action. No action, suit or proceeding shall have been instituted, or shall be pending or threatened (i) seeking to restrain in any material respect or prohibit the consummation of the Merger, (ii) seeking to obtain from the Company or Levy Acquisition Co. any damages which would result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in subsection (d) above.

         6.3 Conditions to Obligations of Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

         (a) Representations and Warranties. The representations and warranties of Levy Acquisition Co. set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifications contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Levy Acquisition Co..

         (b) Performance of Obligations of Levy Acquisition Co. Levy Acquisition Co. shall have performed and complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Levy Acquisition Co. by the President and Chief Executive Officer of Levy Acquisition Co. or a Corporate Vice President of Levy Acquisition Co., and by the Senior Vice President and Chief Financial Officer of Levy Acquisition Co. or the Corporate Vice President and Treasurer of Levy Acquisition Co. to such effect.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

         (a) by mutual consent of Levy Acquisition Co. and the Company (upon the recommendation of the Independent Committee) in a written instrument, whether or not the Merger has been approved by the stockholders of the Company;

         (b) by Levy Acquisition Co., upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue such that the conditions set forth in Section 6.2, would be incapable of being satisfied by March 31, 2003 (or such later date as Levy Acquisition Co. may agree to in writing);

         (c) by the Company (upon the recommendation of the Independent Committee), upon a material breach of any representation, warranty, covenant or agreement on the part of Levy Acquisition Co. set forth in this Agreement, or if any representation or warranty of Levy Acquisition Co. shall have become untrue such that the conditions set forth in Section 6.3, would be incapable of being satisfied by March 31, 2003;

         (d) by either Levy Acquisition Co. or the Company (upon the recommendation of the Independent Committee), if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either Levy Acquisition Co. or the Company (upon the recommendation of the Independent Committee), if the Merger shall not have been consummated on or prior to March 31, 2003 (or such later date as may be agreed to in writing by the Company and Levy Acquisition Co.) (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

         (f) by either Levy Acquisition Co. or the Company (upon the recommendation of the Independent Committee), if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a Stockholders' Meeting or at any adjournment thereof;

         (g) by Levy Acquisition Co., if the Independent Committee or the Company (upon the recommendation of the Independent Committee) shall have (i) withdrawn, modified or changed its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein in any manner which is adverse to Levy Acquisition Co. or shall have resolved to do the foregoing; or (ii) approved or have recommended to the stockholders of the Company a Competing Transaction or a Superior Proposal, entered into an agreement with respect to a Competing Transaction or Superior Proposal or shall have resolved to do the foregoing; or

         (h) by Levy Acquisition Co., if (i) the Company shall have exercised a right specified in the first sentence of Section 4.3 with respect to any transaction referred to therein and shall, directly or through agents or representatives, continue discussions with any third party concerning such transaction for more than 14 calendar days after the date of receipt of such Competing Transaction, or (ii) (x) a tender offer or exchange offer or a proposal by a third party to acquire the Company or the Shares pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or similar transaction shall have been commenced or publicly proposed which contains a proposal as to price (without regard to the specificity of such price proposal) and (y) the Company shall not have rejected such proposal within 10 business days of its commencement or the date such proposal first becomes publicly disclosed, if sooner.

         7.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by either the Company or Levy Acquisition Co. as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Levy Acquisition Co. or the Company or their respective officers or directors except with respect to the Sections 5.5 and 7.3; provided, however, that, subject to the provisions of Section 8.8, nothing herein shall relieve any party of liability for any breach hereof.

         7.3 Fees, Expenses and Other Payments. (a) Except as otherwise provided in this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses").

         (b) The Company agrees that if this Agreement shall be terminated pursuant to:

             (i) Section 7.1(b) and such termination is the result of material breach of any covenant, agreement, representation or warranty contained herein, or Section 7.1(e) if the agreement shall have been terminated by the Company and in each such event at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, a Competing Transaction shall have been consummated or the Company shall have entered into a definitive agreement providing for a Competing Transaction;

             (ii) Section 7.1(f) because the Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of the stockholders of the Company called to vote thereon, and at the time of such meeting there shall exist a proposal with respect to a Competing Transaction which either (x) the Board or the Independent Committee has not publicly opposed or (y) is consummated, or a definitive agreement with respect to which is entered into, at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement; or

             (iii) Section 7.1(g) or Section 7.1(h);

then in each such event the Company shall pay to Levy Acquisition Co. an amount equal to (A) Levy Acquisition Co.'s Expenses which such Expenses shall not exceed $350,000 plus (B) if a Competing Transaction is consummated during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, an additional amount equal to $750,000.

         (c) The Company agrees that if this Agreement shall be terminated pursuant to Section 7.1(b), then the Company shall pay to Levy Acquisition Co. an amount equal to Levy Acquisition Co.'s Expenses not to exceed $350,000; provided that the Company shall not be obligated to make any payment pursuant to this Section 7.3(c) if the Company shall be obligated to make a payment to Levy Acquisition Co. pursuant to Section 7.3(b).

         (d) Any payment required to be made pursuant to Section 7.3(b) or
Section 7.3(c) shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Levy Acquisition Co., except that any payment to be made as the result of an event described in Section 7.3(b)(i) or clause (y) of Section 7.3(b)(ii) shall be made as promptly as practicable but not later than five business days after the earlier of (1) date on which a

Competing Transaction shall have been consummated or (2) the date on which the Company shall have entered into a definitive agreement providing for a Competing Transaction.

         7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors and the Independent Committee, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of Levy Acquisition Co., but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors and the Independent Committee, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Survival of Representations, Warranties and Agreements. None of the representation, warranties, covenants and agreements in this Agreement or in any instrument delivered to this Agreement shall survive the Effective Time, except for the agreements contained in Articles I, II, Sections 5.5, 5.6, 5.8, 7.3 and
Article VIII.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Levy Acquisition Co., to:

             Levy Acquisition Co.
             1690 South Congress Avenue
             Suite 200
             Delray Beach, Florida 33445
             Attention: Richard D. Levy
             Facsimile: 561-274-0066

             With a copy to:

             Adorno & Yoss, P.A.
             2601 South Bayshore Drive, Suite 1600
             Miami, Florida 33133
             Attention: Dennis J. Olle, Esq.
             Facsimile: 305-858-4777

         (b) if to the Company, to:

             Oriole Homes Corp.
             1690 South Congress Avenue
             Suite 200
             Delray Beach, Florida 33445
             Attention: Mark A. Levy
             Facsimile: 561-274-0066

             With a copies to:

             Edwards & Angell, LLP
             600 Corporate Drive
             Suite 514
             Fort Lauderdale, Florida 33334
             Attention: Leslie J. Croland
             Facsimile: 954-351-7175

         8.3 Certain Definitions. For purposes of this Agreement:

         (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities, means having "beneficial ownership" of such securities in accordance with the provisions of Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person include securities beneficially owned by all other persons with whom such person would constitute a group;

         (c) "Group" means two or more persons acting together for the purpose of acquiring, holding, voting or disposing of any securities, which persons would be required to file a Schedule 13D or Schedule 13G with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such persons beneficially owned a sufficient amount of such securities to require such a filing under the Exchange Act;

         (d) "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other legal entity;

         (e) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

         (f) Any accounting term that is used in the context of describing or referring to an accounting concept and that is not specifically defined herein shall be construed in accordance with GAAP as applied in the preparation of the financial statements of the Company included in the Company SEC Documents (including, without limitation, the Year-End Financial Statements and the Balance Sheet).

         8.4 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", the date hereof and terms of similar import, unless the context otherwise requires, shall be deemed to refer to ___________, 2002.

         8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Sections 2.2, 2.3 and 5.5, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

         8.7 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the principles of conflicts of laws thereof.

         (b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any Florida state court or any federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         8.8 Severability; No Remedy in Certain Circumstances. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

         8.9 Publicity. Except as otherwise required by law or the rules of the American Stock Exchange, so long as this Agreement is in effect, neither the Company nor Levy Acquisition Co. shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.11 Adjustment. All dollar amounts and share numbers set forth herein, including without limitation the Merger Consideration, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Company Common Stock, between the date of this Agreement and the Effective Time, to the extent appropriate.

         IN WITNESS WHEREOF, Levy Acquisition Co. and the Company have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of ___________, 2002.

                                         LEVY ACQUISITION CO.



                                         By:____________________________________
                                         Name:__________________________________
                                         Title:_________________________________




                                         ORIOLE HOMES CORP.



                                         By:____________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                             JOINDER AND ACCEPTANCE
                             ----------------------

         Each of the undersigned, intending to be legally bound, and understanding that Levy Acquisition Co. and Oriole Homes Corp. have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), covenants that it shall be bound by the terms and conditions contained Section 3.2(c) and Section 5.9 of the Agreement.

         The undersigned have executed this Joinder and Acceptance as of the ____ day of ___________, 2002.

                                   By:__________________________________________
                                            Richard D. Levy


                                   By:__________________________________________
                                            Harry A. Levy


                                   By:__________________________________________
                                            Mark A. Levy


                                   Hapco Company


                                   By:__________________________________________
                                            Richard D. Levy, General Partner


                                   Levor Associates


                                   By:__________________________________________
                                            Harry A. Levy, General Partner


                                   Grandco Associates


                                   By:__________________________________________
                                            Mark A. Levy, General Partner